Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that the statement on Schedule 13G, dated September 8, 2014, with respect to the Common Stock of Vaporin, Inc. is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13(d) under the Securities Exchange Act of 1934, as amended.

Date: September 8, 2014

/s/ Phillip Frost, M.D.
Phillip Frost, M.D.

/s/ Phillip Frost, M.D.
Phillip Frost, M.D., Trustee
Frost Gamma Investments Trust